EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-60551, 333-50051, 333-82069, 333-97569, 333-108500, and 333-139650 on Form S-8 and Registration Statement Nos. 333-110719 and 333-110929 on Form S-3 of Triarc Companies, Inc. of our report dated February 29, 2008 (March 14, 2008 as to Note 26), relating to the consolidated financial statements of Deerfield Capital Corp., appearing in this Amendment No. 1 to Annual Report on Form 10-K of Triarc Companies, Inc. for the year ended December 30, 2007.

/s/DELOITTE & TOUCHE LLP

Chicago, Illinois
March 14, 2008